EXHIBIT 3.3

COOPER-STANDARD HOLDINGS INC.

CERTIFICATE OF DESIGNATIONS

7% CUMULATIVE PARTICIPATING CONVERTIBLE

PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

COOPER-STANDARD HOLDINGS INC., a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority conferred upon the Corporation’s board of directors (together with any duly authorized committee thereof, the “Board of Directors”) by the provisions of the Corporation’s Certificate of Incorporation, which authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, the following resolutions were duly adopted by the Board of Directors on May 25, 2010:

RESOLVED, that the issue of a class of preferred stock, par value $0.001 per share, of the Corporation is hereby authorized and the designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof are hereby fixed as follows:

7% CUMULATIVE PARTICIPATING CONVERTIBLE

PREFERRED STOCK

1. Number and Designation. 2,000,000 shares of preferred stock of the Corporation shall be designated as “7% Cumulative Participating Convertible Preferred Stock” (the “7% Preferred Stock”).

2. Rank. The 7% Preferred Stock shall, with respect to preferred dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Corporation, rank:

(a) senior to the Common Stock and to all other classes or series of capital stock of the Corporation, except for any such other class or series, the terms of which expressly provide that it ranks on a parity with the 7% Preferred Stock as to preferred dividend rights, rights of redemption and rights on liquidation, dissolution or winding-up of the Corporation (together with any securities, options, warrants or other rights convertible into, exchangeable for or exercisable to acquire any such capital stock, the “Junior Securities”); and

(b) on a parity with each class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the 7% Preferred Stock as to preferred dividend rights, rights of redemption and rights on liquidation, dissolution or winding-up of the Corporation (together with any securities, options, warrants or other rights convertible into, exchangeable for or exercisable to acquire any such capital stock, the “Parity Securities”).

3. Preferred Dividends.

(a) Cumulative Preferred Dividends. Holders of 7% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferred cash dividends (or, to the extent permitted by Section 3(b) hereof, dividends in kind) on each share of 7% Preferred Stock at the rate of 7% per annum on the sum of (x) the Stated Value (as defined below) and (y) all accrued and unpaid dividends payable pursuant to this Section 3 for all past Dividend Periods (whether or not earned or declared). Such dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2010 (or if any such date is not a business day, the next succeeding business day) (each such date being a “Dividend Payment Date”). A dividend period (a “Dividend Period”) is the period from and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the 7% Preferred Stock) to but excluding the next immediately succeeding Dividend Payment Date. The amount of dividends payable for each full Dividend Period shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period or any other period shorter or longer than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to the holders of record of shares of 7% Preferred Stock as they appear on the Corporation’s stock register at the close of business on the applicable record date, which shall be the 15th day of the month in which the Dividend Payment Date occurs or such other date, not less than 10 days nor more than 60 days before the applicable Dividend Payment Date, as may be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time (whether in cash or in kind), without reference to any Dividend Payment Date, to holders of record on the applicable record date, which shall be no more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The Corporation shall provide 10 days prior written notice to the holders of 7% Preferred Stock of any applicable record date.

Dividends on the 7% Preferred Stock shall be cumulative and accrue from the date of issue (and, in the case of any Additional Shares (as defined below), from the date such Additional Shares are issued), whether or not funds of the Corporation are legally available for the payment of such dividends and whether or not such dividends are earned or declared by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods (whether or not earned or declared) shall accrue cumulative dividends at the rate set forth in this Section 3(a).

(b) Payment In Kind. The Corporation may, at its option, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, and, to the extent legally permitted at such time and to the extent such dividends are not declared and paid in cash on the relevant Dividend Payment Date, shall pay the preferred dividends payable pursuant to Section 3(a) hereof in additional shares of 7% Preferred Stock (“Additional Shares”) instead of cash, for each Dividend Period; provided that in connection with any such payment in Additional Shares, all accrued and unpaid dividends on shares of 7% Preferred Stock for all past Dividend Periods shall have been declared and paid in full (whether in cash or in kind). To the extent any dividends otherwise required to be paid in Additional Shares pursuant to the preceding sentence are prohibited as a result of any legal prohibition, the Corporation and the Board of Directors shall use their reasonable best efforts to remove any such legal prohibition and shall pay any such dividend in Additional Shares at such time and to the extent any such legal prohibition is removed. To the extent dividends are paid in Additional Shares, (i) such shares shall be duly and validly issued and fully paid and non-assessable, free and clear of all liens and other claims and not subject to any preemptive rights, and (ii) each holder of 7% Preferred Stock shall receive a number of Additional Shares equal to the product of (x) the number of shares of 7% Preferred Stock held by such holder and (y) a fraction, the numerator of which shall be equal to the cash amount per share of 7% Preferred Stock that would have been paid if the dividend had been paid in cash instead of Additional Shares and the denominator of which shall be equal to the Stated Value. No fractional shares shall be issued upon the payment of dividends pursuant to this Section 3(b), and the number of shares to be issued upon payment of such dividends will be rounded up to the nearest whole share; provided that, in lieu of rounding up to the nearest whole share, the Corporation may, at its option, pay a cash adjustment in respect of such fractional interest equal to such fractional interest multiplied by the Stated Value.

(c) Restrictions on Dividends, etc. So long as any shares of 7% Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on any Junior Securities (other than dividends or other distributions payable in shares of Junior Securities, including Common Stock, and cash paid in lieu of fractional shares of Common Stock), or repurchase, redeem or otherwise acquire or set apart funds to repurchase, redeem or otherwise acquire any Junior Securities for any consideration (through a sinking fund or otherwise), unless in each case the full cumulative preferred dividends have been paid in cash or Additional Shares on all outstanding shares of 7% Preferred Stock for all past Dividend Periods and, in case of a dividend on, or repurchase, redemption or other acquisition of, any Junior Securities payable in cash, the Corporation shall have redeemed all shares of 7% Preferred Stock tendered in an offer pursuant to Section 9(c) hereof; provided, however, that the foregoing restriction will not apply to repurchases, redemptions or other acquisitions of Junior Securities:

(i) in connection with any employment contract or benefit plan or arrangement with or for the benefit of employees, officers or directors of the Corporation or any of its subsidiaries approved by the Board of Directors; or

(ii) in exchange for any other class or series of Junior Securities (including the purchase of fractional interests in Junior Securities pursuant to the conversion or exchange provisions of the Junior Securities).

If full cumulative preferred dividends on all outstanding shares of 7% Preferred Stock have not been paid, then all preferred dividends declared and paid on the 7% Preferred Stock and any Parity Securities shall be declared and paid in the same form and ratably in proportion to the respective amounts of accrued and unpaid dividends on the 7% Preferred Stock and such Parity Securities.

Other than the preferred dividends payable pursuant to this Section 3 and the participating dividends payable pursuant to Section 4 hereof, the holders of shares of 7% Preferred Stock shall not be entitled to receive any dividends on the shares of 7% Preferred Stock.

4. Participating Dividends.

(a) Participating Dividends. In addition to the preferred dividends payable pursuant to Section 3 hereof, holders of 7% Preferred Stock shall be entitled to receive, for each share of 7% Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends and distributions (other than dividends payable in Common Stock) to the same extent and on the same basis as and contemporaneously with dividends and distributions (other than dividends payable in Common Stock) as declared by the Board of Directors with respect to shares of Common Stock in an amount equal to the product of (i) the number of shares of Common Stock issuable upon conversion of a share of 7% Preferred Stock pursuant to Section 6 hereof on the record date for the dividend or distribution on the Common Stock and (ii) the dividend or distribution payable on a share of the Common

Stock. Dividends payable pursuant to this Section 4(a) shall be payable to the holders of record of shares of 7% Preferred Stock as they appear on the Corporation’s stock register at the close of business on the same record date as is applicable to the Common Stock, which shall be not less than 10 days nor more than 60 days before the applicable dividend payment date, as may be fixed by the Board of Directors. The Corporation shall provide 10 days prior written notice to the holders of 7% Preferred Stock of any applicable record date.

(b) Restrictions on Dividends. So long as any shares of 7% Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on shares of Common Stock (other than dividends payable in Common Stock), unless the holders of 7% Preferred Stock shall simultaneously receive (i) all accrued and unpaid dividends payable pursuant to Section 3 hereof for all past Dividend Periods as required pursuant to Section 3(c) hereof and, in case of a dividend on, or repurchase, redemption or other acquisition of, Common Stock payable in cash, the Corporation shall have redeemed all shares of 7% Preferred Stock tendered in an offer pursuant to Section 9(c) hereof and Article 2 the dividends payable pursuant to this Section 4 with respect to such dividend or distribution on the Common Stock.

5. Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of 7% Preferred Stock shall be entitled to receive an amount per share of 7% Preferred Stock equal to the greater of (i) the sum of $100 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the 7% Preferred Stock) (the “Stated Value”) and all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) to the date of final distribution to the holders of 7% Preferred Stock and (ii) the amount such share of 7% Preferred Stock would be entitled to receive pursuant to the liquidation, dissolution or winding up of the Corporation if such share had been converted into shares of Common Stock in accordance with Section 6 hereof. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of 7% Preferred Stock and any Parity Securities are insufficient to pay in full the aggregate amount of the liquidation preference payable in respect of all outstanding shares of 7% Preferred Stock and Parity Securities, such assets or the proceeds thereof shall be distributed among the holders of the 7% Preferred Stock and Parity Securities ratably in proportion to the respective amounts of the liquidation preference that would be payable on such shares of 7% Preferred Stock and Parity Securities if all such amounts were paid in full. For the avoidance of doubt, in the event of the voluntary or involuntary commencement of a case or other proceeding against the Corporation seeking its liquidation, reorganization, debt arrangement, dissolution, winding up or composition, or the readjustment of its debts, or the appointment of a trustee, receiver, custodian, liquidator, assignee or the like for the Corporation of all or substantially all of its assets, or any similar action with respect to the Corporation, whether judicial or non-judicial or under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, the amount of all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) shall be included in the allowed amount of the liquidation preference to which holders of 7% Preferred Stock shall be entitled.

Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of 7% Preferred Stock pursuant to this Section 5, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation, subject to the respective terms applying thereto.

For purposes of this Section 5, a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation shall not include a voluntary sale, lease or exchange of all or substantially all of the Corporation’s property or assets or a consolidation or merger of the Corporation with any other Person.

6. Conversion at the Option of the Holders.

(a) Holders’ Right to Convert. Subject to the provisions of this Section 6, each holder of shares of 7% Preferred Stock has the right, at any time and from time to time, at such holder’s option, to convert all or part of the holder’s shares of 7% Preferred Stock into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of 7% Preferred Stock shall be equal to the result obtained by dividing (i) the sum of the Stated Value and all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) to the effective date of the conversion by (ii) $23.30574, adjusted as provided in Section 7 hereof (each such price, a “Conversion Price”).

(b) Conversion Notice; Conversion Procedures.

(i) In order to exercise the conversion right, the holder of shares of 7% Preferred Stock shall deliver to the Conversion Agent certificates for the shares to be converted with a written notice of election to convert completed and signed, specifying the number of shares of 7% Preferred Stock to be converted (each such notice, a “conversion notice”). Unless the shares of Common Stock issuable upon conversion are to be issued in the same name as the name in which the shares of 7% Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Conversion Agent, duly executed by the holder or the holder’s duly authorized attorney. The holder’s right to convert shares called for redemption pursuant to Section 9(b) hereof or for conversion pursuant to Section 8 hereof shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the redemption or conversion date, unless the Corporation shall default in paying the amount payable upon such redemption or issuing the shares of Common Stock upon such conversion.

(ii) As promptly as practicable after the delivery of the certificates and the conversion notice as provided above, the Corporation shall issue and deliver to the holder or, at the holder’s written direction, to the holder’s transferee a certificate or certificates for the whole number of shares of Common Stock issuable upon conversion. If a holder’s interest is a beneficial interest in a global share certificate representing 7% Preferred Stock, a book-entry transfer shall be made by the Conversion Agent upon compliance with the relevant procedures for converting a beneficial interest in a global security.

(iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for the shares of 7% Preferred Stock and conversion notice were received by the Conversion Agent. The Person in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date.

(c) General Provisions Applicable to Conversions.

(i) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of 7% Preferred Stock. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the 7% Preferred Stock so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(ii) In connection with the conversion of shares of 7% Preferred Stock, no fractional shares of Common Stock shall be issued. In lieu thereof the Corporation shall, at its option, either round up the number of shares to be issued to the nearest whole number or pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Sale Price of the Common Stock on the day on which such shares of 7% Preferred Stock are deemed to have been converted. If more than one share of 7% Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of 7% Preferred Stock so surrendered.

(iii) As of the effective time of the conversion, the shares of 7% Preferred Stock that are converted shall be cancelled and no longer be outstanding and restored to the status of authorized but unissued preferred stock and not designated as part of the 7% Preferred Stock, and all rights of a holder of such shares shall terminate, except for the right of the holder to receive the Common Stock and any declared and unpaid dividends payable pursuant to Section 4 hereof on such shares with a record date on or prior to the effective time of the conversion.

(iv) If fewer than all shares of 7% Preferred Stock represented by any share certificate shall be converted, the Corporation shall issue a new certificate representing the unconverted shares of 7% Preferred Stock to the holder thereof, without cost to any such holder.

(v) The Corporation shall:

(A) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of 7% Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of 7% Preferred Stock;

(B) prior to the delivery of any shares of Common Stock upon conversion of 7% Preferred Stock, comply with all applicable laws and requirements of any securities exchange on which the shares of Common Stock are listed that require action to be taken by the Corporation; and

(C) ensure that all shares of Common Stock delivered upon conversion of 7% Preferred Stock will, upon delivery, (x) be duly and validly issued and fully paid and non-assessable, free of all liens and other claims and not subject to any preemptive rights and (y) if the Common Stock is listed on any securities exchange, be listed on such securities exchange.

7. Anti-Dilution Adjustments. The Conversion Price shall be subject to the adjustments set forth in this Section 7.

(a) Stock Dividends. If the Corporation shall declare and pay a dividend or other distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect immediately prior to the close of business on the record date for such dividend or distribution shall be adjusted by dividing such Conversion Price by the following fraction:

OS1
OS0

where,

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend or distribution plus the total number of shares of Common Stock issued pursuant to such dividend or distribution

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend or distribution

(b) Subdivisions and Combinations of the Common Stock. If the Corporation shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to the open of business on the effective date of such subdivision, split, combination or reclassification shall be adjusted by dividing such Conversion Price by the following fraction:

OS1
OS0

where,

OS1 = the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification

(c) Issuer Tender, Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and fair value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day immediately following the expiration date of the tender or exchange offer, then the Conversion Price in effect at the close of business on the expiration date of the tender or exchange offer shall be adjusted by dividing such Conversion Price by the following fraction:

AC + (SP1 x OS1 )
SP1 x OS0

where,

AC = the aggregate cash and fair value of any other consideration payable for shares purchased in the tender or exchange offer

SP1 = the Closing Sale Price of Common Stock on the Trading Day immediately following the expiration date of the tender or exchange offer

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of all shares purchased or exchanged in the tender or exchange offer)

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of all shares purchased or exchanged in the tender or exchange offer)

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding sentence, if the application of this Section 7(c) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this Section 7(c). If an adjustment to the Conversion Price is required under this Section 7(c), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 7(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 7(c).

(d) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock, upon conversion of any shares of the 7% Preferred Stock, holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the time of conversion, the rights have separated from the shares of Common Stock, in which case the Conversion Price in effect at the time of separation shall be adjusted as if the Corporation had made a distribution to all holders of Common Stock by dividing such Conversion Price by the following fraction, subject to readjustment in the event of the expiration, termination, or redemption of such rights:

SP0
SP0 – FMV

where,

SP0 = the Current Market Price per share of Common Stock on the Trading Day immediately preceding the ex-date

FMV = the fair value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the ex-date

(e) Reorganization Events. In the event of:

(i) any merger or consolidation involving the Corporation;

(ii) any sale, lease or other transfer of all or substantially all of the Corporation’s property and assets to a third party;

(iii) any recapitalization, reclassification or other change of the Common Stock (other than changes resulting from a subdivision or combination);

(iv) any statutory share exchange;

in each case in which the Common Stock will be converted into or exchanged for securities, cash or other property, then at the effective time of such event, each share of 7% Preferred Stock outstanding immediately prior to such event will become convertible into the kind and amount of securities, cash and other property that a holder of such share of 7% Preferred Stock would have been entitled to receive if such holder had converted its 7% Preferred Stock into Common Stock immediately prior to such event. For purposes of this Section 7(e), the kind and amount of securities, cash or other property that a holder of Common Stock would have been entitled to receive upon such event if there is the right to elect the type of consideration receivable shall be deemed to be (x) the weighted average of the kind and amount of securities, cash or other property received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the weighted average of the kind and amount of securities, cash or other property actually received by such holders.

The Corporation (or any successor) shall, within five days of the occurrence of any such event, provide written notice to the holders of the 7% Preferred Stock of the occurrence of such event and the kind and amount of securities, cash or other property into which the 7% Preferred Stock is convertible. Failure to deliver such notice, or any defect therein, shall not affect the operation of this Section 7(e).

(f) Certain Issuance or Sale of Common Stock or Derivatives. If the Corporation shall issue or sell shares of Common Stock (or any securities, options, warrants or other rights convertible, exchangeable or exercisable to acquire such stock) without consideration or at a consideration per share of Common Stock (calculated based on the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any such conversion, exchange or exercise), that is less than the Conversion Price in effect at the close of business on the day immediately preceding such issuance, then such Conversion Price shall be adjusted by multiplying such Conversion Price by the following fraction:

(AC / CP) + OS0
OS1

where,

AC = the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any conversion, exchange or exercise based on the maximum number of shares of Common Stock issuable by the Corporation in connection therewith

CP = the Conversion Price in effect at the close of business on the day immediately preceding such issuance

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the total number of shares of Common Stock issued or subject to issuance upon conversion, exchange or exercise of all securities, options, warrants or rights issued

In the event that any portion of the aggregate consideration received by the Corporation in connection with the issuance or sale is not received in cash but in securities or other property, the above adjustment shall be made considering the fair value of such security or other property.

The adjustment of the Conversion Price pursuant to this Section 7(f) shall not apply to any issuance of shares of Common Stock (or any securities, options, warrants or other rights convertible, exchangeable or exercisable to acquire such stock):

(i) to all holders of Common Stock;

(ii) in connection with (A) any stock dividends for which an adjustment to the Conversion Price is made pursuant to Section 7(a) hereof, Article 1 stock subdivisions, splits, combinations or reclassifications for which an adjustment to the Conversion Price is made pursuant to Section 7(b) hereof, or Article 3 mergers or consolidations for which an adjustment to the Conversion Price is made pursuant to Section 7(e) hereof;

(iii) in connection with any employment contract or benefit plan or arrangement with or for the benefit of employees, officers or directors of the Corporation or any of its subsidiaries approved by the Board of Directors;

(iv) upon conversion of any shares of 7% Preferred Stock or exercise of any of the warrants issued by the Corporation on the Effective Date representing the right to purchase an aggregate of 2,419,753 shares of Common Stock (subject to adjustments pursuant to the terms of the warrants) at an initial exercise price of $27.33 per share (subject to adjustments pursuant to the terms of the warrants); and

(v) in connection with the issuance of rights to purchase an aggregate of less than 1% of the outstanding Common Stock (calculated on a fully diluted basis) as compensation to third party lenders or purchases of bonds in connection with bona fide arms’ length debt financing by the Corporation with the approval of the Board of Directors.

(g) Decreases in Conversion Price. The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 7, if the Corporation deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes.

The Corporation may, from time to time, decrease the Conversion Price by any amount for a period of at least 20 business days if the Board of Directors shall have determined that such decrease would be in the interests of the Corporation.

Whenever the Conversion Price is decreased pursuant to this Section 7(g), the Corporation shall mail to holders of record of the 7% Preferred Stock a notice of the decrease at least 10 days prior to the date the decrease takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(h) Certain Determinations. For purposes of the computation of any adjustments required under this Section 7, the following shall apply:

(i) Adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur.

(ii) Fair value shall be determined by the Board of Directors in good faith; provided that if the holders of 25% or more of the outstanding shares of 7% Preferred Stock shall object to any such determination, such fair value shall be determined by an independent appraiser selected by such holders and reasonably satisfactory to the Corporation. The fees and expenses of such independent appraiser shall be paid by the Corporation. The holders of 7% Preferred Stock shall be notified promptly of any consideration other than cash to be received or paid by the Corporation and furnished with a description of the consideration and the fair value thereof, as determined in accordance with the foregoing provisions.

(iii) All adjustments to the Conversion Price shall be calculated to the nearest cent.

(iv) No adjustment in the Conversion Price will be made unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that at any time a conversion at the Corporation’s option becomes effective, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(i) Certificates as to Adjustment. Upon the occurrence of each adjustment to the Conversion Price, the Corporation shall promptly compute the Conversion Price in accordance with this Section 7 and furnish to each holder of 7% Preferred Stock an officer’s certificate setting forth the Conversion Price and setting forth in reasonable detail the facts upon which such adjustment is based. In the case of any action or event that causes an adjustment of the Conversion Price pursuant to this Section 7 and requires the fixing of a record date, the Corporation shall, at least five days prior to such record date, give notice to each holder of 7% Preferred Stock specifying the record date. Failure to deliver such notice, or any defect therein, shall not affect the legality or validity of any such action or event.

(j) Other Adjustments. If, at any time as a result of the provisions of this Section 7, holders of 7% Preferred Stock shall become entitled to receive upon conversion any shares of capital stock other than

Common Stock, the number of such other shares so receivable upon conversion of this 7% Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

8. Conversion at the Option of the Corporation. The Corporation may, at its option, cause the conversion of the shares of 7% Preferred Stock in accordance with this Section 8.

(a) Conversion in connection with IPO. The Corporation may cause the conversion of all of the shares of 7% Preferred Stock into shares of Common Stock as provided in Section 6 hereof immediately prior to the consummation of an initial underwritten public offering of shares of Common Stock by the Corporation pursuant to a registration statement under the Securities Act; provided that the Corporation’s right to cause such conversion shall be subject to the condition that the Corporation has obtained the affirmative vote of the holders of two-thirds of the outstanding shares of 7% Preferred Stock (whether by written consent or at a meeting of the holders of 7% Preferred Stock duly called for such purpose) approving such conversion and the condition set forth in Section 8(b)(ii).

(b) Conversion Right After the Third Anniversary. Except as otherwise provided in Section 8(a) hereof, the Corporation may not exercise its right to cause the conversion of any shares of 7% Preferred Stock pursuant to this Section 8 prior to the third anniversary of the Effective Date. From and after the third anniversary of the Effective Date, the Corporation may cause the conversion of some or all of the shares of 7% Preferred Stock into shares of Common Stock as provided in Section 6 hereof; provided that (i) the Closing Sale Price of the Common Stock for each of 30 consecutive Trading Days within 45 days prior to the date the Corporation gives notice to the holders of 7% Preferred Stock that it exercises its conversion right exceeded 155% of the applicable Conversion Price, (ii) the shares of Common Stock have been listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market and registered pursuant to Section 12 of the Exchange Act and (iii) the condition in Section 9(b)(ii) has been satisfied.

(c) Notices by the Corporation; Conversion Procedures.

(i) In order to exercise its conversion rights pursuant to Section 8(a) or 8(b) hereof, the Corporation shall provide notice of conversion by first class mail to each holder of record of the shares of 7% Preferred Stock to be converted or issue a press release for publication and make this information available on its website. This notice must be mailed, or the Corporation must issue the press release, not more than 90 days or less than 20 days prior to the date the conversion shall become effective. In addition to any information required by applicable law or regulation, this notice or press release shall state, as appropriate, (A) the date on which the conversion shall become effective as determined by the Board of Directors, Article 2 the aggregate number of shares of 7% Preferred Stock to be converted and, if less than all of the shares of 7% Preferred Stock are to be converted, the percentage of shares of 7% Preferred Stock to be converted and Article 3 the Conversion Price and the number of shares of Common Stock to be issued upon conversion of each share of 7% Preferred Stock.

(ii) If the Corporation elects to cause the conversion of less than all of the 7% Preferred Stock, the Conversion Agent will select the 7% Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by the applicable depositary (so long as such method is not prohibited by the rules of any securities exchange or quotation association on which the shares of 7% Preferred Stock are then traded or quoted).

(iii) On the date the conversion shall become effective as specified in the Corporation’s conversion notice, certificates representing shares of Common Stock shall be issued and delivered to the holders of 7% Preferred Stock or their designee upon presentation and surrender of the share certificate evidencing the 7% Preferred Stock to the Conversion Agent, and, if required, upon furnishing of appropriate endorsements and transfer documents. If a holder’s interest is a beneficial interest in a global share certificate representing 7% Preferred Stock, a book-entry transfer shall be made by the Conversion Agent upon compliance with the relevant procedures for converting a beneficial interest in a global security.

(iv) The general conversion provisions set forth in Section 6(c) hereof shall apply to a conversion pursuant to this Section 8.

9. Redemption of 7% Preferred Stock.

(a) Holder’s Right on a Change of Control. At any time on or within 30 days after receipt of a notice from the Corporation that a Change of Control or a Cash Transaction has occurred, each holder of 7% Preferred Stock may require the Corporation to redeem, in cash from legally available funds, all or a portion of such holder’s shares of 7% Preferred Stock at a cash price per share equal to the greater of (i) the sum of the Stated Value and all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) to the redemption date and (ii) the Conversion Value as of the 2nd Trading Day prior to the redemption date; provided that, in case of a Cash Transaction prior to the fifth anniversary of the Effective Date, each holder of shares of 7% Preferred Stock exercising its rights pursuant to this Section 9(a) shall receive, instead of the cash price per share specified above, a cash price per share equal to the applicable amounts specified in Section 10 hereof.

(b) Redemption at the Corporation’s Option.

(i) Except as otherwise provided in Section 9(c) hereof, the 7% Preferred Stock shall not be redeemable at the Corporation’s option prior to the sixth anniversary of the Effective Date. From and after the sixth anniversary of the Effective Date, the Corporation may, at its option, redeem shares of 7% Preferred Stock, at any time in whole or from time to time in part, at a cash price per share, payable out of funds legally available for such payment, equal to the greater of (1) the sum of the Stated Value and all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) to the date of redemption, which sum will, in the case of a redemption prior to the seventh anniversary of the Effective Date, be multiplied by 1.125, and (2) 75% of the Conversion Value as of the 2nd Trading Day prior to the redemption date; provided that if the amount in clause (2) is greater than the amount in clause (1), the Corporation shall have the right, at its option, to redeem such shares by paying an amount in cash equal to the amount in clause (1) and issuing such number of shares of Common Stock valued at the Closing Sale Price of the Common Stock on the 2nd Trading Day prior to the redemption date equal to the excess of the amount in clause (2) over the amount in clause (1). No fractional shares of Common Stock shall be issued and, in lieu thereof, the Corporation may, at its option, either round up the number of shares of Common Stock to be issued to the nearest whole share or pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Sale Price of the Common Stock on the 2nd Trading Day prior to the redemption date. If more than one share of 7% Preferred Stock shall be redeemed from the same holder at the same time, the number of full shares of Common Stock issuable pursuant to the foregoing proviso shall be computed on the basis of the total number of shares of 7% Preferred Stock so redeemed.

(ii) The Corporation’s right to redeem shares of 7% Preferred Stock pursuant to this Section 9(b) shall be subject to the condition that a resale registration statement covering the shares of Common Stock issuable upon conversion of the 7% Preferred Stock has been filed by the Corporation and declared effective by the Commission prior to the time the Corporation provides a redemption notice pursuant to Section 9(d)(ii) hereof and such resale registration statement will continue to be effective and available for resales for at least 60 days after the relevant redemption date; provided that such resale registration statement shall not be required if (A) each holder of 7% Preferred Stock is not an affiliate of the Corporation, (A) the shares of Common Stock deliverable upon conversion will not be subject to any transfer or resale restrictions under applicable United States securities laws, (A) the Corporation has agreed to deliver upon conversion shares of Common Stock without any legend through the facilities of The Depositary Trust Company, New York, or any successor depositary and (D) upon conversion, the holders of 7% Preferred Stock would be permitted to freely resell their shares of Common Stock in the relevant market.

(iii) The Corporation may not redeem any shares of 7% Preferred Stock pursuant to this Section 9(b) and may not set aside any cash amount for such redemption, unless full cumulative preferred dividends payable pursuant to Section 3 hereof and full participating dividends payable pursuant to Section 4 hereof have been paid on all outstanding shares of 7% Preferred Stock for all past Dividend Periods.

(c) Redemption of Additional Shares. In connection with the payment of a dividend on, or repurchase, redemption or other acquisition of, Junior Securities payable in cash, the Corporation shall offer to redeem from each holder of shares of 7% Preferred Stock a number of shares equal to the product of such holder’s percentage of the outstanding shares of 7% Preferred Stock and the excess, if any, of the aggregate number of Additional Shares issued pursuant to Section 3(b) hereof less the aggregate number of shares of 7% Preferred Stock previously offered to be redeemed pursuant to this Section 9(c) (whether such offer was accepted or not, as long as the Corporation redeems all shares of 7% Preferred Stock that have been tendered in the offer), at a cash price per share, payable out of funds legally available for such payment, equal to the sum of the Stated Value and all accrued and unpaid dividends payable on such shares pursuant to Section 3 hereof (whether or not earned or declared) to the redemption date. In connection with any such offer, each holder of shares of 7% Preferred Stock shall have the right but not the obligation to accept such offer, in whole or in part, at any time prior to the applicable redemption date by providing the Corporation with an acceptance notice and written instructions for the payment by wire transfer of the amount specified in this Section 9(c).

(d) Redemption Notices; Redemption Procedures.

(i) In order to exercise the redemption right pursuant to Section 9(a) hereof, the holder of the shares of 7% Preferred Stock shall deliver to the Corporation a written notice stating the holder’s intention to exercise its redemption right, the number of such holder’s shares of 7% Preferred Stock to be redeemed and written instructions for the payment by wire transfer of the amount specified in Section 9(a) hereof. The redemption date shall be the date 15 days after the receipt of such notice by the Corporation; provided that if such redemption date is not a business day, the redemption date shall be the next succeeding business day.

(ii) In order to exercise the redemption right pursuant to Section 9(b) hereof or make the redemption offer pursuant to Section 9(c) hereof, the Corporation shall give notice of any such redemption or offer to the holders of shares of 7% Preferred Stock as they appear on the Corporation’s stock register at the close of business two days before the redemption notice is being mailed by the Corporation by first class mail, postage prepaid, not less than 30 days nor more than 60 days before the applicable redemption date; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the redemption notice except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Such redemption notice shall state (A) the redemption date, (2) the number of shares of 7% Preferred Stock to be redeemed or offered to be redeemed and, if fewer than all the shares of 7% Preferred Stock are to be redeemed, the number of shares to be redeemed or offered to be redeemed from such holder, (3) the redemption price, (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (5) that dividends on the shares of 7% Preferred Stock to be redeemed will cease to accrue on the date of redemption. In case of a redemption pursuant to Section 9(b) hereof, no later than five days prior to the redemption date specified in the Corporation’s redemption notice, each holder of 7% Preferred Stock shall provide the Corporation with written instructions for the payment by wire transfer of the amounts specified in Section 9(b)(i) hereof, as applicable. If fewer than all outstanding shares of 7% Preferred Stock are to be redeemed pursuant to Section 9(b) hereof, the total number of shares of 7% Preferred Stock to be redeemed shall be determined by the Board of Directors and such total number of shares shall be redeemed pro rata among the holders in proportion to the respective number of shares held by each holder.

(iii) Upon surrender of the certificates for any shares of 7% Preferred Stock to be redeemed pursuant to this Section 9 to the Conversion Agent, such shares of 7% Preferred Stock shall be redeemed by the Corporation on the redemption date as specified in Sections 9(d)(i) and (ii) hereof, at the applicable redemption price. If fewer than all shares of 7% Preferred Stock represented by any such certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares of 7% Preferred Stock to the holder thereof, without cost to any such holder. If a holder’s interest is a beneficial interest in a global share certificate representing 7% Preferred Stock, a book-entry transfer shall be made by the Conversion Agent upon compliance with the relevant procedures for redeeming a beneficial interest in a global security.

(e) Effect of Redemption. Shares of 7% Preferred Stock that have been repurchased, redeemed or otherwise acquired by the Corporation in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware and the provisions hereof) be cancelled, cease to be outstanding and be restored to the status of authorized but unissued preferred stock and not designated as part of the 7% Preferred Stock, and all rights of a holder with respect to shares of 7% Preferred Stock so redeemed, purchased or otherwise acquired shall immediately terminate and dividends on the shares of 7% Preferred Stock shall cease to accrue at the redemption date, except for the right of the holder to receive the relevant redemption price and any declared and unpaid dividends payable pursuant to Section 4 on such shares with a record date on or prior to the redemption date, unless the Corporation defaults in providing money for the payment of the redemption price of the shares of 7% Preferred Stock to be redeemed.

10. Corporation’s Right in a Cash Transaction. In the event of a Cash Transaction, the Corporation may, at its option, cause all of the shares of 7% Preferred Stock to be converted in the Cash Transaction into a cash amount equal to the greater of (x) the product of the Multiplier and the sum of the Stated Value and all accrued and unpaid dividends payable pursuant to Section 3 hereof (whether or not earned or declared) to the date of the consummation of the Cash Transaction and (y) the Conversion Value as of such date. “Multiplier” means 1.175 if the Cash Transaction occurs prior to the first anniversary of the Effective Date, 1.125 if the Cash Transaction occurs on or after the first anniversary and prior to the fifth anniversary of the Effective Date and 1.0 thereafter.

Within five days after the occurrence of a Change of Control or a Cash Transaction or the execution of a definitive agreement relating to such a transaction, the Corporation shall provide to the holders of 7% Preferred Stock written notice of such event.

11. Voting Rights.

(a) General. Holders of shares of 7% Preferred Stock are not entitled to any voting rights except as provided in this Section 11 or as otherwise provided by law.

(b) Common Stock Voting Rights. Except as otherwise provided by law, the holders of shares of 7% Preferred Stock will be entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of 7% Preferred Stock will be entitled to one vote for each share of Common Stock issuable upon conversion of a share of 7% Preferred Stock on the record date for the determination of the stockholders entitled to vote. Fractional votes by the holders of shares of 7% Preferred Stock will not be permitted, and the number of votes that each holder is entitled to vote will be determined based on the total number of shares of 7% Preferred Stock held by such holder on the applicable record date.

(c) Class Voting Rights. So long as any shares of 7% Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of 7% Preferred Stock (whether by written consent or at a meeting of the holders of 7% Preferred Stock duly called for such purpose):

(i) amend, alter or repeal (by merger, consolidation, reclassification or otherwise) any provision of its Certificate of Incorporation (including this Certificate) so as to adversely affect the preferences, rights or powers of the 7% Preferred Stock;

(ii) change the 7% Preferred Stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property except in accordance with the terms hereof or, in the case of a merger or consolidation of the Corporation in which it is not the surviving or resulting entity, the 7% Preferred Stock may be exchanged for an equivalent number of shares of preferred stock of the surviving or resulting entity with terms substantially the same as the 7% Preferred Stock;

(iii) issue any shares of 7% Preferred Stock other than shares to be issued to the Backstop Purchasers and management at the Effective Date as provided in the Commitment Agreement dated as of March 19, 2010 and any Additional Shares in payment of dividends in kind; provided however that any such issuance of additional shares shall require the affirmative vote of each holder of 7% Preferred Stock, unless such additional shares are offered to the holders of 7% Preferred Stock on the same terms on a pro rata basis; or

(iv) create, authorize or issue any other equity security the terms of which provide that it ranks on a parity or senior to the 7% Preferred Stock with respect to dividend rights, rights of redemption or rights upon liquidation, dissolution or winding-up of the Corporation, or increase the authorized amount of any such other class or series.

In connection with any solicitation or consent of votes of any holder of shares of 7% Preferred Stock pursuant to this Section 11(c) or Section 8(a) hereof, the solicitation or consent shall be made to all holders in the same manner and on the same terms and conditions (including substantially the same opportunity to invest in any securities issued as a result of any such approval pursuant to Section 11(c) hereof). In exercising the voting rights set forth in this Section 11(c) or Section 8(a) hereof, each share of 7% Preferred Stock shall have one vote per share.

12. Reports. (a) So long as any shares of 7% Preferred Stock are outstanding, if the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Corporation must provide the holders of 7% Preferred Stock within the time periods specified in the Commission’s rules and regulations applicable to non-accelerated filers (as in effect on the Effective Date) with:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Corporation’s certified independent accountants, and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports.

In addition, whether or not required by the Commission, the Corporation will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Corporation will make the information and reports available to securities analysts and prospective investors upon request. The Corporation will be deemed to have furnished the holders of 7% Preferred Stock the reports referred to in clauses (i) and (ii) above if the Corporation has either filed such reports with the Commission (and such reports are publicly available) or posted such reports on the Corporation’ website and issued a press release in respect thereof.

(b) For so long as any of the shares of the 7% Preferred Stock constitute “restricted securities” under Rule 144, the Corporation will furnish to the holders and prospective investors, upon their request, and make available the information reasonably necessary to comply with Rule 144 and Rule 144A with respect to re-sales of the shares under the Securities Act, all to the extent required from time to time to enable the shares to be sold without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A.

13. Transferability. The shares of 7% Preferred Stock shall be freely transferable, subject to transfer restrictions under applicable securities laws.

14. Remedies. Nothing herein shall limit the right of a holder of 7% Preferred Stock to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate and a holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

15. Certain Definitions.

(a) As used in this Certificate, the following terms shall have the meanings defined in this Section 15.

“By-laws” means the by-laws of the Corporation, as they may be amended from time to time.

“Certificate” means this Certificate of Designations.

“Cash Transaction” means a merger, consolidation, share exchange or other similar transaction or a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries in which all of the Common Stock is converted into the right to receive cash.

“Change of Control” shall be deemed to have occurred if any of the following events shall have occurred after the original issuance of the 7% Preferred Stock:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Barclays Bank PLC, Silver Point Capital LP, Oak Hill Advisors, L.P., Capital Research and Management Company and each of their respective affiliates) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Corporation’s outstanding voting stock; or

(ii) the consummation of (x) any merger, consolidation, share exchange or other similar transaction involving the

Corporation or any of its subsidiaries, (y) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries or, (z) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination), in each case, other than a transaction in which the persons that “beneficially owned,” directly or indirectly, the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or resulting entity, transferee or ultimate parent of such party; or

(iii) the first day on which a majority of the members of the Board of Directors are not “Continuing Directors”; “Continuing Director” means, as of any date, any member of the Board of Directors who (x) was a member of the Board of Directors on the Effective Date or (y) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment.

“Closing Sale Price” of the Common Stock on any day means

(i) if the shares of Common Stock are listed on the New York Stock Exchange, the closing sale price per share of Common Stock (or if no closing sale price is reported, the last reported sale price) on such date on the New York Stock Exchange;

(ii) if the shares of Common Stock are not listed on the New York Stock Exchange, the closing sale price per share of Common Stock (or if no closing sale price is reported, the last reported sale price) on such date in composite trading for the principal United States national or regional securities exchange on which the shares of Common Stock are then listed;

(iii) if the shares of Common Stock are not listed on a United States national or regional securities exchange, the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization; or

(iv) if the shares of Common Stock are not quoted as described in clause (iii) above, the market price per share of Common Stock on the relevant date as determined in good faith by the Board of Directors, subject to Section 7(h)(ii) hereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Agent” shall mean Computershare Trust Company, N.A. and its respective successors and assigns.

“Conversion Value” as of any date means an amount equal to the product of the number of shares of Common Stock issuable upon conversion of a share of 7% Preferred Stock pursuant to Section 6 hereof and the Closing Sale Price of the Common Stock on such date, or in the case of a Cash Transaction, the cash amount paid for each share of Common Stock in such transaction.

“Current Market Price” as of any determination date means the average daily Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days ending on the earlier of such determination date and, if applicable, the day before the ex-date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. “ex-date” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision, split, combination or reclassification of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision, split, combination or reclassification becomes effective. If another issuance, distribution, subdivision, split, combination or reclassification to which Section 7 applies occurs during the period applicable for calculating the “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

“Effective Date” means the effective date of the Chapter 11 plan of reorganization relating to the Corporation and its U.S. subsidiaries.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Trading Day” is any day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
7% Preferred Stock	1
Additional Shares	3(b)
Board of Directors	Preamble
Conversion Price	6(a)
Corporation	Preamble
Dividend Payment Date	3(a)
Dividend Period	3(a)
Junior Securities	2(a)
Multiplier	10
Parity Securities	2(b)
Stated Value	5

IN WITNESS WHEREOF, Cooper-Standard Holdings Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 27th day of May, 2010.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	V.P. and Chief Financial Officer

ATTEST:

By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	Secretary